ANSLOW & JACLIN, LLP
                                195 ROUTE 9 SOUTH
                                    SUITE 204
                           MANALAPAN, NEW JERSEY 07726
                                 (732) 409-1212
                             TELEFAX (732) 577-1188

January 26, 2005

Peter Dodge, President
Stone Mountain, Inc.
701 North Green Valley Parkway Suite 200
Henderson, Nevada 89074

          Re: Private Placement, Form SB-2 and Form 15c211 for OTC Bulletin Board Listing for Stone Mountain, Inc. ("Company")

Dear Mr. Dodge:

We are pleased that you wish to engage our firm to perform legal services as stated above. From our experience, we have found that clients appreciate a frank and open discussion and understanding of services that we will perform and the basis upon which they will be expected to pay for these services. The Code of Professional Responsibility as approved by the State of New Jersey (the "Rules") required, inter alia that a lawyer's fee arrangement shall be communicated to the client in writing before the lawyer renders substantial services to the client. This letter ("Agreement") is written for that purpose.

You have engaged us to act as counsel for the Company with respect to the preparation of and filing of a Form SB-2 with the SEC; preparation of a Form 211 for submission by an NASD member firm for an OTC Bulletin Board listing. You have authorized us to perform all acts on behalf of such parties which are necessary and appropriate to this representation. Fees for this matter (exclusive of costs) are as follows:

1.   $7,500 upon execution of this Agreement.

2. $30,000 when the Company is approved to quote on the Over the Counter Bulletin Board.

With respect to any other services that may be requested by the Company, not included above, monthly bills are rendered based upon the expenditure of time necessary to handle the matter at a basic hourly rate of the firm's lawyers who render services in connection with such matters. The current hourly rate for the legal services of Gregg E. Jaclin, the principal lawyer for this matter, is $300.00. The current hourly rates for my partner, Richard I. Anslow is $375 per hour; for our associates is $200 per hour; the current rate for law clerks and legal assistants is $75 to $95 per hour. You will be requested to provide this firm in advance with checks for any necessary filings or other applicable fees. In addition, we shall bill for disbursements for the amount of out-of-pocket expenses, such as travel, duplicating costs and overnight courier fees.

It is understood that you will be billed monthly for expenses incurred during the previous month. If you are billed for any legal services or expenses, it is understood that payment is due upon receipt of the bill. Legal billings unpaid for more than 60 days from the date of invoice will be in arrears. This firm will seek to withdraw from any matter in which the account is in excess of 30 days in arrears and a service charge of 18% per annum on the outstanding balance will be imposed. If you have any disagreement about the amount of the bill or any of the charges of work performed, you must advise us in writing within thirty days; otherwise, you agree to the amount of your bill and the charges for work performed at the date of the billing statement.

We may withdraw as counsel and terminate this Agreement by notifying you in writing. Reasons for such termination may include, but are not limited to, failure to pay fees or expenses (including required deposits) under the terms of this Agreement, failure to cooperate with the firm in the engagement provided for herein and reasons mandated by the Code of Professional Responsibility as approved by the State of New Jersey. You may also terminate this Agreement by notifying us in writing. Upon our withdrawal of the representation you shall immediately pay any remaining balance owed on your account. In any of these events, you agree to execute such documents as will permit us to withdraw.

In the event we are ultimately required to bring suit to collect any unpaid fees and costs, you understand that you will be required to pay reasonable attorneys' fees as well as legal interest on the amount of any fees or costs due us plus finance charges on all delinquent charges. You also agree to the imposition of a charging lien for any monies due us on all real and personal property that is preserved, protected or obtained as a result of the representation undertaken herein.

While we do not anticipate ever having to address this issue, any disputes regarding the interpretation or enforcement of this Agreement shall be resolved only by the Courts of the State of New Jersey, and Client and Attorney each consent to the exclusive jurisdiction of the State of New Jersey, Monmouth County, for the purposes of resolving any and all disputes arising from or in any way relating to the subject matter of this Agreement. Each party waives their respective right to bring any action in any court other than as provided herein. The prevailing party in any action to construe or enforce the rights and duties of the parties arising from or in any way relating to this Agreement shall be entitled to reasonable attorneys' fees and costs incurred. The parties agree that New Jersey law is to govern, construe and enforce all of the rights and duties of the parties arising from or relating in any way to the subject matter of this Agreement.

You hereby acknowledge that we are not representing any individual listed as a shareholder, officer, director, advisor or the like for the Company. If the foregoing is agreeable to you, please acknowledge your understanding and agreement by countersigning this Agreement and returning it to us in the enclosed envelope and we shall then commence our representation. If the foregoing is agreeable to you, please acknowledge your understanding and agreement by countersigning this Agreement and returning it to us with the initial retainer of $7,500.

We appreciate your confidence in our firm and we assure you that we shall make every effort to perform our services in a prompt and efficient manner.

Very truly yours,

ANSLOW & JACLIN, LLP

By:  /s/ Gregg E. Jaclin
------------------------------
         GREGG E. JACLIN

ACCEPTED AND AGREED TO BY:

STONE MOUNTAIN, INC.


BY:  /s/ Peter Dodge
-------------------------------
         PETER DODGE